Exhibit 99.1

Annexon Biosciences Strengthens Leadership Team with Appointment of Jamie Dananberg, M.D., as Chief Medical Officer

BRISBANE, Calif., July 27, 2023 - Annexon, Inc. (“Annexon”) (Nasdaq: ANNX), a clinical-stage biopharmaceutical company developing a new class of complement-based medicines for patients with classical complement-mediated autoimmune, neurodegenerative and ophthalmic disorders, today announced the appointment of Jamie Dananberg, M.D., as chief medical officer.

“We are delighted to join forces with Jamie during this exciting time for Annexon. He will add significant translational and development expertise to our platform approach that has demonstrated robust functional benefit across several disorders and is well positioned to shift the treatment paradigm for complement-mediated diseases,” said Douglas Love, president and chief executive officer of Annexon.

“I am impressed with the data demonstrated to date by Annexon’s upstream complement approach which has the potential to benefit millions of patients impacted with classical complement-mediated disorders,” said Dr. Dananberg. “With data supporting proof of concept across multiple diseases, several advanced-stage programs at key inflection points, additional data readouts on the horizon, and an outstanding collection of experienced drug developers, it’s an exciting time to join the organization and build upon the tremendous work accomplished to date.”

Dr. Dananberg joins Annexon with more than 20 years of drug development experience across a variety of therapeutic areas in the pharmaceutical and biotechnology industries. Most recently, he served as the chief medical officer for UNITY Biotechnology, where as one of its earliest employees, he built the medical and broader development organization. Prior to UNITY, Dr. Dananberg served as executive vice president at Takeda Pharmaceuticals in several roles including head, cardiovascular and metabolism therapeutic area, and as the head of both the therapeutic areas group and experimental/translational medicine. Before joining Takeda, he spent 16 years at Eli Lilly & Co. where he brought more than 100 programs from discovery to development, leading and supporting efforts through all phases, including the launches of multiple commercial products. Before joining Lilly, he practiced medicine in endocrinology and metabolism and ran a basic science laboratory at the University of Michigan. Dr. Dananberg received his B.S. and M.D. degrees from Tufts University.

About Annexon

Annexon (Nasdaq: ANNX) is a clinical-stage biopharmaceutical company seeking to bring game-changing medicines to patients with classical complement-mediated diseases of the body, brain and eye. The classical complement pathway within the immune system, when overactivated, drives inflammation in a host of autoimmune, neurodegenerative and ophthalmic diseases. Annexon is advancing a new class of complement medicines targeting the early classical cascade and all downstream pathway components that contribute to disease, while selectively preserving the beneficial immune functions of other complement pathways. Annexon is rigorously developing a pipeline of diversified product candidates across multiple mid- to late-stage clinical trials, with clinical data anticipated throughout 2023 and beyond.

Contacts:

Investors:

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com

Media:

Sheryl Seapy

Real Chemistry

949-903-4750

sseapy@realchemistry.com